Exhibit 10.1

September 16, 2011

13000 Deerfield Parkway Bldg. 200 Milton, GA 30004 Telephone: 678.566.9000

R. Paul Hirt, Jr.

Dear Paul:

On behalf of Exide Technologies, I am pleased to extend an offer for the position of President, Exide Americas at our Milton, Georgia location. You will report to me. Your annual base salary will be paid at a rate of approximately $16,666.67 semi-monthly ($400,000 per year). It is anticipated that you will begin employment on or about November 14, 2011.

You will receive a $250,000 cash inducement award, payable in a lump sum on the first anniversary of your hire date. This payment shall be referred to herein as an “Inducement Award.” Should you leave the Company voluntarily or be terminated “for cause” (as defined herein) prior to the second anniversary of your hire date, you will be obligated to repay the Company a pro-rated portion of this Inducement Award, to the extent paid, based upon a fraction the numerator of which is (x) twenty-four (24) minus the number of calendar months you are employed by the Company and the denominator of which is (y) twenty-four (24). For purposes of determining the above-stated repayment obligation under the Inducement Award, a “for cause” termination shall mean (i) a willful and continued (after ten business days prior written notice from the Company) failure to substantially perform your duties or to comply with the reasonable policies of the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) an act or omission that constitutes willful misconduct, gross negligence or fraud; (iii) misappropriation, embezzlement or dishonesty with respect to your duties with the Company, or (iv) conviction or entering a plea of guilty or no contest to a felony.

You will be eligible to participate in Exide’s Annual Incentive Plan (AIP) for FY2012, in accordance with the terms of the AIP Plan. Your target payout in the AIP Plan of 50% of your annual base salary will be pro-rated based on your start date. Effective with FY2012, you will also be eligible to participate in Exide’s Annual Long Term Performance Program (“the Program”), in accordance with the terms of the Program, at a target grant equal to 100% of your annual base salary. Upon hire, the Company will also grant you an equity grant of 100,000 shares of restricted common stock pursuant to the Company’s 2009 Stock Incentive Plan (“the Plan”), to cliff vest following your third year of continuous employment with the Company.

You will be eligible to participate in such standard employee benefits offered by the Company for senior executives, in accordance with the eligibility requirements and under the terms of such plans, including, without limitation, the Company’s automobile and standard relocation allowance policies. You will receive a monthly automobile allowance of $950.00, subject to the terms of the standard automobile policy. All benefits commence the first of the month after you have been on the payroll for 60 days.

You will be entitled to four (4) weeks of paid vacation per year, to be used and accrued according to the Company’s policy as it may be established from time to time.

Consistent with Exide’s commitment to provide a drug-free work environment for all employees, this offer is contingent upon your successful completion of a pre-placement drug screen as well as satisfactory results of previous employment verification and background investigation check. This offer is also contingent upon verification of your Employment Eligibility (on Form I-9).

Further, you acknowledge that by accepting this offer, you are confirming that you are not party to any existing employment contract or non-compete agreement that would be violated by your immediate employment with Exide Technologies or would in any way limit your employment with Exide Technologies.

You further acknowledge and agree that this offer letter is not a contract of employment or an offer of a contract for employment. Exide Technologies is an at-will employer. Employment with Exide Technologies may be terminated with or without cause and with or without notice at any time at your option or the Company’s option. You also acknowledge and agree, however, that your repayment obligations under the Inducement Awards set forth above are valid and binding obligations on your part and which are enforceable by Exide under Georgia law.

If the terms we have presented are agreeable, please sign below where indicated no later than October 14, 2011 and return the original letter to my attention, and keep a copy for your records. Failure to respond by October 14, 2011 shall result in the withdrawal of this offer. Should you have any questions relating to the contents of this letter, please feel free to contact me.

We look forward to having you join the Exide Technologies team. I am confident your contributions will be beneficial to both of us.

Sincerely,

James R. Bolch

Chief Executive Officer

If the terms we have presented are agreeable, please sign below by the above-mentioned date and return this letter.

/s/ R. Paul Hirt, Jr. October 14, 2011		R. Paul Hirt, Jr.
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